Exhibit 10.4

Hercules Capital, Inc.

Amended and Restated 2018 Equity Incentive Plan

Restricted Stock Award Agreement

[__________] (the “Participant”) (i) acknowledges receipt of an award (the “Award”) of restricted stock from Hercules Capital, Inc. (the “Company”) under the Amended and Restated 2018 Equity Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan; (ii) further acknowledges receipt of a copy of the Plan as in effect on the date hereof and the currently effective prospectus relating to such Plan; and (iii) agrees with the Company as follows:

1.

Effective Date. This Restricted Stock Award Agreement (the "Agreement”) shall take effect as of [_______], which is the date of grant of the Award as specified in Section 14 of the Plan and as approved by the Securities and Exchange Commission in the applicable Exemptive Order.

2.	Shares Subject to Award. The Award consists of an award of [________] shares (the “Shares”) of common stock of the Company (“Stock”).

3.

Meaning of Certain Terms; Plan Controls. The Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference with the same effect as if set forth herein in full, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. The Award is subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law. Unless otherwise stated herein, capitalized terms used herein have the meanings set forth in the Plan. The term "vest" as used herein with respect to any Share means the lapsing of the forfeiture restrictions described herein with respect to such Share.

4.

Nontransferability of Shares. The Shares acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

5.

Forfeiture Risk. If the Participant ceases to be an employee of the Company and its Affiliates (“Affiliate(s)”) for any reason, including death, any then outstanding and unvested Shares acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby (i) appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

6.

Retention of Certificates. Any certificates representing unvested Shares shall be held by the Company. If unvested Shares are held in book entry form, the Participant agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.

7.

Vesting of Shares. The Shares acquired hereunder shall vest, subject to the terms of this Agreement, in accordance with the provisions of this Paragraph 7 and Sections 7 and 9(G) of the Plan. The Company’s Board of Directors (the “Board”) or Compensation Committee (the “Committee”) will determine the vesting dates at the time of grant (each such date, a “Vesting Date”), as set forth on Schedule A hereto.

Notwithstanding the foregoing, no Shares shall vest on any Vesting Date if the Participant terminates Continuous Service, as defined in the Plan, prior to such Vesting Date. In the event of a Covered Transaction, as defined in the Plan, the administrator of the Plan (the “Administrator”) may require that any amounts delivered, exchanged or otherwise paid in respect of outstanding and then unvested Shares be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted amounts.

8.	Legend. Any certificates representing unvested Shares shall be held by the Company, and any such certificate shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF The AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND HERCULES CAPITAL, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF HERCULES CAPITAL, INC.

As soon as practicable following the vesting of any such Shares, the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Participant. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

9.

Dividends, etc. The Participant shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those Shares of which the Participant is the record owner on the record date for such dividend or other distribution, and (ii) vote any Shares of which the Participant is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the "associated share") acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Shares other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted amounts.

10.

Sale of Vested Shares. The Participant shall be free to sell any Share once it has vested, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

11.	Certain Tax Matters. The Participant expressly acknowledges the following:

a.

The Participant has been advised to confer promptly with a professional tax advisor to consider whether the Participant should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date of this Award. The Company has made no recommendation to the Participant with respect to the advisability of making such an election.

b.

The award or vesting of the Shares acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to "wages" subject to withholding. The Participant expressly acknowledges and agrees that the rights hereunder are subject to the Participant promptly paying to the Company in cash (or by such other means as may be acceptable to the Committee in its discretion, including by the delivery of previously acquired Stock or shares of Stock acquired hereunder or by the withholding of amounts from any payment hereunder) all taxes required to be withheld in connection with such award, vesting or payment.

12.

Investment Company Act of 1940. The Participant hereby acknowledges and agrees that, pursuant to Sections 4(F) and 15 of the Plan, the Award of Shares hereunder may be cancelled or modified by the Company if such Award, at any time and for any reason, would cause the Company to violate or contravene any applicable provision of the Investment Company Act of 1940, as amended (and/or the applicable rules and regulations promulgated thereunder). Any such cancellation or modification shall be effective and binding on the Participant immediately upon notification thereof.

13.

Certain Changes; Rights as a Stockholder. The number and class of shares of Stock or other securities which are distributable to the Participant with respect to this Award shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Stock resulting from a stock split, spin-off, split-off, recapitalization, capital reorganization, reclassification of shares of Stock, merger or consolidation, or any like capital adjustment, or the payment of any Stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock, in each case as determined by the Board or the Committee.

14.

Additional Restrictions; Amendments; No Right to Continuous Service. The Company may impose additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. The Company may amend the terms of this Award to the extent that it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Board or the Committee. Nothing in this Award shall confer on the Participant the right, express or implied, to continued Continuous Service or interfere in any way with the absolute right of the Company or its Affiliates to terminate the Participant’s Continuous Service at any time.

15.

Cooperation Following Termination of Continuous Service. The Participant agrees to cooperate with the Company and its Affiliates following the termination of the Participant’s Continuous Service for any reason by making himself/herself reasonably available to testify on behalf of the Company and its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company and its Affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company’s and its Affiliates’ representatives or counsel as requested; provided, however, that such cooperation or participation does not materially interfere with the Participant’s then current professional activities. The Company agrees to reimburse the Participant, on an after-tax basis, for all reasonable expenses actually incurred in connection with his or her provision of testimony or assistance.

Schedule A

to the Hercules Capital, Inc.

Amended and Restated 2018 Equity Incentive Plan

Restricted Stock Award Agreement

Vesting:	[__________]